CONTACT:	S. Leslie Jewett
(949) 255-0500
ljewett@calfirstbancorp.com

CALFIRST BANCORP THIRD QUARTER EARNINGS DOWN

ON LOWER NON-INTEREST INCOME

IRVINE, CALIFORNIA, April 21, 2014 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp”) today announced that net earnings for the third quarter ended March 31, 2014 of $1.2 million were down 43% from $2.1 million for the third quarter of fiscal 2013. For the nine months ended March 31, 2014, net earnings of $5.2 million were 4.5% below the $5.4 million reported for the first nine months of fiscal 2013. Diluted earnings per share for the third quarter of fiscal 2014 were $0.11 per share, 43% below $0.20 per share for the third quarter of fiscal 2013, while diluted earnings per share for the first nine months of fiscal 2014 of $0.50 were 4.5% below the $0.52 per share reported for the same period of the prior fiscal year.

The significant drop in third quarter earnings is due to a $1.1 million or 64% decline in non-interest income and $613,400 or 13% decline in net interest income.

Total direct finance, loan and interest income for the third quarter of fiscal 2014 was down 10.9% to $4.8 million from $5.4 million during the third quarter of the prior year. The decrease was primarily due to a 47% decrease in investment income and 21% decline in commercial loan income. Commercial loan income was down by $236,600 as the average yield fell by 89 basis points to 3.67% with average balances 2% lower at $95.9 million. A decrease of $88,600 in direct finance income reflected an 8.6% increase in the average investment in leases to $328.0 million, offset by a 50 basis points drop in the average yield to 4.47%. Investment income declined by $267,800 as maturing securities brought average investment balances down 44% to $30.9 million and lowered the average yield by 26 basis points to 3.66%, contributing to a reduction in the overall yield on cash and investments by 69 basis points to 1.46% for the quarter ended March 31, 2014. During the third quarter of fiscal 2014, interest expense on deposits increased by $20,000, reflecting a 5.4% increase in average deposit balances to $335.4 million offset by a 2 basis point decrease in average interest rate paid to 0.87%.  The Company did not record an allowance for credit losses for the third quarter of fiscal 2014 or fiscal 2013.  No provision has been required in fiscal 2014 due to the stable credit metrics of the portfolios and better market conditions that support existing reserve levels. All of these factors combined for a 13% decrease in net direct finance, loan and interest income after provision for credit losses to $4.1 million.

Non-interest income for the third quarter of fiscal 2014 decreased by 64% to $626,100 from $1.75 million the year before. This decrease was principally due to a $747,100 decline in income from leases at the end of term during the period as the residual investment maturing in the quarter was less than half the amount realized during the third quarter of fiscal 2013. Lower non-interest income also reflected the negative comparison to the 2013 third quarter that included a securities gain of $302,000.

Total direct finance, loan and interest income for the first nine months of fiscal 2014 decreased 8.4% to $14.7 million due to an $822,300 decrease in commercial loan income and $808,800 decrease in investment income, offset by a $284,000 increase in direct finance income. During the first nine months of fiscal 2014, the average investment in leases increased 19.7% to $331.6 million while the average yield earned decreased by 75 basis points to 4.49%.  Average commercial loan balances of $82.8 million for the first nine months of fiscal 2014 were down 9.7% while the average yield fell by 81 basis points to 3.95%. As a number of investments matured during the first nine months of fiscal 2014, average investment balances declined 37% to $38.7 million and brought average yields down by 46 basis points to 3.59%, contributing to a 26% increase in average cash balances and reduction in overall yields on cash and investments of 84 basis points to 1.42% for the nine months ended March 31, 2014. Interest expense paid for the nine months ended March 31, 2014 increased by $402,900, 21.4%, to $2.3 million due to a 22% increase in average deposit balances to $339.9 million while the average rate paid remained at 0.90%. During the first nine months of fiscal 2014, the Company made no provision for credit losses compared to a $275,000, provision made during the same period in fiscal 2013. A provision for credit losses has not been required in 2014 despite 5% growth in the portfolio due to reserves previously provided for in prior periods that are available to support the risk. At March 31, 2014, the allowance for credit losses of $5.2 million is considered consistent with the credit profile of the consolidated portfolio. All of these factors combined for a 10.6% decrease in the net interest margin to $12.5 million.

Non-interest income of $4.2 million for the first nine months of fiscal 2014 increased 6.2% from $4.0 million for the first nine months of fiscal 2013. The increase included a $1.3 million gain realized on the sale of leases during the second quarter of fiscal 2014 that offset a 20% or $650,200 decline in income realized from leases at their end of term during the first nine months of fiscal 2014. The residual investment maturing during the first nine months of fiscal 2014 was 43% less than the amount realized during the first nine months of fiscal 2013.

Non-interest expenses for the third quarter of fiscal 2014 of $3.0 million were $125,000, or 4.0%, below the third quarter of the prior year, while non-interest expenses for the first nine months of fiscal 2014 decreased by $614,200 or 6.8% to $8.4 million from $9.0 million reported for the first nine months of the prior year.  The decrease in expenses during the first nine months of fiscal 2014 is due primarily to lower compensation expenses as well as lower occupancy expenses, offset in part by one-time expenses related to the Company’s move to a new office in August 2013.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, “Third quarter earnings primarily reflect the impact of lower non-interest income, but also show the influence of lower yields on interest earning assets and lower net interest margins. These factors obscure growth in our lease and loan portfolios and backlog of lease and loan commitments.   Lease and loan bookings of $61.0 million during the third quarter of fiscal 2014 included $48.2 million of direct leases, down from $72.9 million during the 2013 third quarter, lease purchases of $1.9 million compared to $9.4 million of lease purchases during the third quarter of fiscal 2013 and loan bookings of $10.9 million. For the nine months ended March 31, 2014, total bookings of $190.5 million were down 18% from $232.4 million the prior year, and included lease bookings of $153.2 million, consisting of direct leases of $136.5 million and $16.6 million of lease purchases, and the addition of $37.4 million in commercial loans. As a result, the net investment in leases and loans of $438.6 million at March 31, 2014 is up 5% from June 30, 2013 and December 31, 2013. As important, property acquired for transactions in process has more than doubled from June 30, 2013 to $31.3 million.

“Third quarter lease and loan originations were 19% below the third quarter of fiscal 2013, but for the first nine months of fiscal 2014, lease and loan originations are 3% ahead of the prior year. Direct lease originations year to date are up 29% from the prior year while loan originations increased by 12%. The estimated backlog of approved lease and loan commitments of $123 million at March 31, 2014 is 24% greater than at March 31, 2013 and includes a 56% increase year over year of loan commitments to $34.1 million.”

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements which involve management assumptions, risks and uncertainties.  The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2013 Annual Report on Form 10-K and the 2014 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Direct finance and loan income	$4,546	$4,872	$13,622	$14,160
Investment and interest income	303	570	1,117	1,926
Total direct finance, loan and interest income	4,849	5,442	14,739	16,086

Interest expense on deposits and borrowings	728	707	2,284	1,881

Net direct finance, loan and interest income	4,121	4,735	12,455	14,204
Provision for credit losses	-	-	-	275
Net direct finance, loan and interest income,
after provision for credit losses	4,121	4,735	12,455	13,929

Non-interest income
Operating and sales-type lease income	383	357	1,268	1,351
Gain on sale of leases and leased property	129	999	2,589	1,974
Gains (losses) recorded on investment securities	-	302	-	316
Other fee income - net	114	96	371	339
Total non-interest income	626	1,754	4,228	3,980

Non-interest expenses
Compensation and employee benefits	2,190	2,259	5,892	6,590
Occupancy	157	224	523	695
Professional services	146	163	446	483
Other general and administrative	477	449	1,526	1,233
Total non-interest expenses	2,970	3,095	8,387	9,002

Earnings before income taxes	1,777	3,394	8,295	8,908

Income taxes	587	1,293	3,090	3,460

Net earnings	$1,190	$2,101	$5,205	$5,448

Basic earnings per share	$0.11	$0.20	$0.50	$0.52
Diluted earnings per share	$0.11	$0.20	$0.50	$0.52

Weighted average common shares outstanding	10,458	10,447	10,451	10,446
Diluted number of common shares outstanding	10,461	10,454	10,454	10,453

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	March 31,	June 30,
	2014	2013
ASSETS
Cash and short term investments	$38,029	$75,469
Investment securities	26,565	48,162
Net receivables	980	1,395
Property for transactions in process	31,338	11,927
Net investment in leases	336,988	342,589
Commercial loans	101,571	73,980
Income tax receivable	622	3,301
Other assets	1,226	1,312
Discounted lease rentals assigned to lenders	9,522	768
	$546,841	$558,903
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$2,230	$8,849
Income taxes payable, including deferred taxes	14,982	18,575
Deposits	334,086	346,028
Other liabilities	4,096	3,804
Non-recourse debt	9,522	768
Total liabilities	364,916	378,024
Stockholders' Equity	181,925	180,880
	$546,841	$558,903